Exhibit 99.1

Event Transcript

Transcript provided by Shareholder.com

Mattel [MAT]

Q2 2005 Mattel Earnings Conference Call

18 Jul 2005 08:00 (ET)

Corporate Participants

Bob Eckert – Mattel, Inc. – Chairman & CEO

Mike Salop – Mattel, Inc. – Treasurer & Sr. VP of External Affairs

Kevin Farr – Mattel, Inc. - CFO

Conference Call Participants

Sean McGowan - Harris Nesbitt - Analyst

Margaret Whitfield - Ryan Beck & Co. - Analyst

Tony Gikas - Piper Jaffray - Analyst

Linda Bolton-Weiser - Oppenheimer - Analyst

John Taylor - Arcadia Investment Corporation - Analyst

Dean Gianoukos - JP Morgan - Analyst

Liz Osur - Citigroup - Analyst

Tim Conder - AG Edwards - Analyst

Mattel [MAT]

Q2 2005 Mattel Earnings Conference Call

18 Jul 2005 08:00 (ET)

Operator

Good day and welcome everyone to the Mattel, Inc. second quarter 2005 earnings results conference call. Today’s call is being recorded. With us today from the Company is the Chairman and CEO of Mattel, Mr. Bob Eckert. Please go ahead, sir.

Bob Eckert, Mattel, Inc. – Chairman & CEO

Good morning. I would like to welcome everyone to the call including Mike Salop, our new Treasurer and Senior Vice President of External Affairs. During his fifteen-year career with Mattel, Mike has had the unique opportunity to work in seven positions, six departments and in three Mattel locations, including American Girl in Wisconsin and our European offices in Amsterdam.

I am confident that Mike’s diverse and wide-ranging experience at Mattel will bring continued success to the External Affairs department, which includes Investor Relations, as well as Corporate Communications, Government Affairs, Consumer Affairs and our philanthropic arm, the Mattel Children’s Foundation.

And I would also like to take this opportunity to thank Dianne Douglas for her stellar leadership of the IR and External Affairs functions over the past four years. But I really want to thank her for getting up early just one more time. Dianne, congratulations on your new position as CIO and Mike, welcome to the early morning team. Now I would like to turn the call over to Mike.

Mike Salop, Mattel – Treasurer and Sr. VP of External Affairs

Thanks, Bob. Also on the call with us this morning is Kevin Farr, our Chief Financial Officer. As you know, earlier this morning we issued a press release, which detailed our results for the second quarter. On the call today, Bob is going to provide some brief remarks about the quarter, Kevin will review the financial results, and then we’ll open the call up to your questions.

Before we begin the formal remarks, let me note certain statements made today may include forward-looking statements about management’s expectations, strategic objectives, anticipated financial performance and other similar matters. Such forward-looking statements will include statements regarding performance of Barbie® and our other core brands and product lines, market share, profits and margins, costs and expenses, management of costs and expenses, including continuous improvement initiatives, supply chain management, repatriation of unremitted foreign earnings and the tax effect thereof, capital deployment, returning excess capital to shareholders and the decision-making process related thereto, and creation of value for shareholders. There may be additional forward-looking statements in response to questions or otherwise. We intend for these additional forward-looking statements to be covered by this cautionary statement.

A variety of factors, many of which are beyond our control, affect the operations, performance, business strategy, and results of Mattel, and could cause actual results to differ materially from those projected in such forward-looking statements. Some of these factors are described in our 2004 Annual Report on Form 10-K filed with the SEC and Mattel’s other filings made with the SEC from time-to-time, as well as in Mattel’s other public statements. Mattel does not update forward-looking statements and expressly disclaims any obligation to do so. Information required by Regulation G regarding non-GAAP financial measures is available on the “Investors & Media” section of our corporate Website, www.mattel.com, under the sub-headings “Financial Information” and “Earnings Releases.”

Now I would like to turn the call back over to Bob.

Bob Eckert, Mattel, Inc. – Chairman & CEO

Thank you, Mike. While Kevin will take you through the financial details, I’d like to take a moment and give you my thoughts on the second quarter. As I’ve said before, 2005 looks to be a challenging year for Mattel and the second quarter was consistent with that outlook. Our positive top line sales trend this quarter benefited from key contributions from Entertainment properties such as Batman™, Dora the Explorer™ and the Disney Princesses line. We also had solid growth from American Girl®, Hot Wheels®, and Fisher-Price® BabyGear.

As I outlined in last quarter’s call, our margins continue to be under pressure, primarily from record high petroleum prices. Additionally, the current mix of product, including sales of higher royalty-related properties, is having a negative effect on margin. On a year-to-date basis, our shipments to retail customers, our customer-supplied POS data, and NPD data all say our business is essentially flat. From a shipping perspective, the second quarter gains offset first quarter declines. And, of course, our American Girl® business, which is not sold through mass retailers, has been booming all year. Overall, our performance at retail compares favorably to the rest of the industry as we continue to build market share.

As I’ve said on previous occasions, we don’t run the business for 90-day intervals; we run the business for the long-term. And for the toy business, which is an annual cycle business with an emphasis in the second half, that means focusing on optimizing the year. I will remind everyone that historically about 70% of our shipments occur in the second half, so we have a lot of work ahead of us.

Finally, we continue to focus on strategically returning excess cash to shareholders with 12.9 million shares repurchased in the second quarter this year. Since 2003, we have repurchased over 40 million shares, representing about 9% of our shares outstanding. We continue to focus on generating and effectively deploying the terrific cash flow capabilities of this business.

Thank you. Now I would like to turn the call over to Kevin for a financial review of the quarter.

Kevin Farr, Mattel - CFO

Thank you, Bob, and good morning, everyone. My remarks regarding the second quarter financial performance will be organized in the following manner: revenues by geography, business unit and brands; key drivers of the P&L; cash flow; and balance sheet at June 30, 2005. To facilitate my review of the financial performance for the second quarter, I recommend that you refer to the exhibits of the press release. I will begin with a discussion of worldwide gross sales shown on Exhibit II.

Total worldwide gross sales for the second quarter were up 10%, which included a benefit from changes in currency exchange rates of 2 percentage points. Gross sales in the U.S. increased 9%, while international gross sales increased 11%, including a benefit of 5 percentage points from changes in currency exchange rates. On a regional basis, sales for the second quarter in Europe were up 8%, including a 3 percentage point benefit from changes in currency exchange rates. Sales in Latin America were up 32%, including an 8 percentage point benefit from changes in currency exchange rates. Asia Pacific was up 6%, including a 6 percentage point benefit from changes in currency exchange rates. And sales in Canada were up 2%, including a 6 percentage point benefit from changes in currency exchange rates.

I will now review our core categories and brands.

Mattel Brands

For the quarter, worldwide sales for Mattel Brands were up 10%, including a 3 percentage point benefit from changes in currency exchange rates. Domestic and international sales were both up 10%, and international sales included a 5 percentage point benefit from changes in currency exchange rates. Worldwide Barbie® sales were down 4%, including a 2 percentage point benefit from changes in currency exchange rates for the second quarter. Barbie® sales in the U.S. declined 6% when compared to the second quarter of 2004. In international markets, Barbie® was down 3%, including a 4 percentage point benefit from changes in currency exchange rates. Worldwide sales of Other Girls brands were up double-digits, driven by new product introductions including Disney Princesses, Winx Club™, Furryville™, and Pound Puppies™.

Worldwide sales for the Wheels business were up 4%, including a 3 percentage point benefit from changes in currency exchange rates. Worldwide sales in Entertainment business were up 27% versus the prior year, including a 4 percentage point benefit from changes in currency exchange rates. The growth in the Entertainment category primarily reflects strong sales of Batman™ products fueled by the movie release in June and the Scene It?® game, which more than offset declines in Yu-Gi-Oh!™ and Harry Potter™.

Fisher-Price Brands

For the quarter, worldwide sales for Fisher-Price Brands were up 7%, including a 1 percentage point benefit from changes in currency exchange rates. Domestic sales of Fisher-Price Brands were up 4%, and international sales were up 15%, including a 4 percentage point benefit from changes in currency exchange rates. Worldwide sales of Core Fisher-Price® were up 5%, including a 2 percentage point benefit from changes in currency exchange rates, reflecting strong growth internationally, driven by the continued success with the Infant and BabyGear lines. Worldwide sales of Fisher-Price® Friends were up 22%, including a benefit of 1 percentage point from changes in currency exchange rates. The double-digit growth was primarily driven by the continued strength of the Dora the Explorer™ property.

American Girl Brands

Sales of American Girl Brands were up 20%, reflecting strength in The American Girls Collection® and American Girl Today®, driven by the continued success of the new doll launched in January and the continued strong performance of our American Girl® retail stores.

Now, let’s review the P&L, which is shown on Exhibit I.

Gross margin was 43.6% for the second quarter of 2005, which decreased by 200 basis points versus the second quarter of last year. Compared with the prior year second quarter, the gross margin benefited from changes in currency exchange rates and price increases that became effective January 1, 2005. However, these benefits were more than offset by external cost pressures, including higher raw materials and transportation costs, as well as sales of lower margin product and higher royalty costs. There is no question that the cost of manufacturing and distributing toys is going up, but we remain committed to at least partially offset these upward cost pressures through continuous improvement initiatives. These initiatives, which include e-procurement and the centralization of our global spending, are aimed at driving costs out of the sourcing and distribution networks, as well as our overhead structure.

For the quarter, advertising expense was $93.1 million, or 10.5% of net sales, flat versus the prior year as a percentage of net sales.

Selling, general, and administrative expenses were $265.2 million, or 29.9% of net sales, for the quarter, up $26.5 million, or 20 basis points, compared with last year’s second quarter. In comparing the SG&A in the current year second quarter to 2004, the following items should be noted: in 2004 there was a $4.4 million charge for severance, primarily related to moving our Matchbox® and Tyco® R/C offices to California, and a net benefit of $10.1 million related to legal settlements. Exclusive of these items, SG&A in 2005 was negatively impacted by higher employee-related costs and changes in currency exchange rates on overhead costs in international markets, primarily the Euro.

For the quarter, operating income was $28.5 million, down 34% versus last year. As a percentage of net sales, operating income was 3.2%, down 220 basis points compared with the prior year. Interest expense was $19.6 million for the quarter, compared with $16.4 million in the second quarter of 2004. Compared to last year, this year’s interest expense reflects the impact of higher short-term borrowing rates, partially offset by the benefit of lower long-term debt outstanding. Other non-operating (income), net was $4.7 million versus $1.5 million a year ago. This quarter’s other non-operating (income), net primarily relates to gains from the sale of marketable securities. As of June 30, 2005, the Company had approximately $9 million in unrealized pre-tax gains on the balance sheet associated with marketable securities.

The second quarter provision for income taxes reflects $112.9 million of tax expense related to the repatriation of unremitted foreign earnings under the American Jobs Creation Act. The tax expense recognized is based on the total planned $2.4 billion to be repatriated this year and includes the favorable effects of the most recent guidance on the Act issued by the IRS.

So, to summarize the P&L for the quarter, we reported a net loss of $94.0 million, or $0.23 per share, versus last year’s second quarter net income of $23.5 million or $0.06 per share. In addition to the negative impact of the AJCA-related tax expense, the financial results reflect the positive impact from higher sales volume that was more than offset by lower margins.

Now, turning to the cash flow and balance sheet shown on Exhibit III.

Cash used for operations in the first half of 2005 was approximately $551 million, an increase of $33 million versus the first half of 2004. Cash used for investing activities was approximately $32 million, including capital expenditures of $59 million. Cash used for financing activities and other was approximately $212 million, including $231 million used to repurchase shares of the Company’s common stock. During the second quarter, the Company repurchased 12.9 million shares at an average cost of $18.30 per share. Cash on hand at the end of the second quarter was $362 million, consistent with cash on hand a year ago.

Our receivables were $692 million, up $70 million, with 70 days of sales outstanding, which is consistent with last year. Before factoring, which was $120 million, down $7 million versus the prior year, receivables were up $63 million with day sales outstanding improving by 2 days.

Inventories, at $580 million, were up $22 million, or 4% versus last year’s second quarter, and represented 56 days of supply, improving by 1 day compared to last year.

Our total balance sheet debt decreased by $86 million, and our debt, net of cash, decreased by $84 million from the second quarter of 2004. Our debt-to-total capital ratio was 23.0% at the end of the quarter compared with 26.3% at the same time last year.

Despite the positive top line growth during the quarter, the environment continues to be challenging. We had some successes with key Entertainment properties like Disney Princesses and Batman™ and continued growth in Fisher-Price® and American Girl®, but rising input costs and overhead cost pressures are more than offsetting our top line progress.

It’s still early in the year and we remain focused on rebuilding profitable growth across all of our brands in all of our markets because we believe that will drive long-term value creation. But this will take time and will require continued investment in the near-term to ensure success over the long-term. That concludes my review of the financial results.

Now we would like to open the call to questions.

Questions and Answers

Operator

Thank you, sir. The question-and-answer will be conducted electronically. If you would like to ask a question, please do so by pressing the * key followed by the digit 1 on your touchtone telephone. If you are using a speakerphone, please make sure your mute function is turned off to allow your signal to reach our equipment. Once again, press *1 to ask a question. We’ll take our first question from Sean McGowan, Harris Nesbitt.

Sean McGowan, Harris Nesbitt - Analyst

Hi guys, thank you. A couple of detail questions, Kevin, on product performance. Can you tell us what the performance was in the U.S. for Hot Wheels®, specifically, that brand, and for Fisher-Price®?

Kevin Farr, Mattel, Inc. - CFO

Sure, Sean. Hot Wheels® in the U.S. for the second quarter was up 2%, and with regard to Fisher-Price® domestic, it was basically flat.

Sean McGowan, Harris Nesbitt - Analyst

Flat. Okay. And then a follow-up.

Kevin Farr, Mattel, Inc. - CFO

I am sorry, it was up 4%.

Sean McGowan, Harris Nesbitt - Analyst

Up 4%. Okay.

Kevin Farr, Mattel, Inc. - CFO

Sorry about that.

Sean McGowan, Harris Nesbitt - Analyst

Great. And on Barbie®, can you just kind of talk generally about where you’re seeing strength in terms of both shipments and retail sales by segment. There’s a lot of, at this point, almost everything is relatively new and the new program and the new “worlds of” and everything. Can you just give us an update on how that is working? Thanks.

Bob Eckert, Mattel, Inc. – Chairman & CEO

Hi, Sean, this is Bob. Since the beginning I said that the Barbie® turn-around will take time. So it continues to be a top priority for us. We have seen some improvements across some of the lines including Fairytopia™, Fashion Fever™, our collector business, and with some customers, but on year-to-date basis if you look across everything, our total shipments, the customer-supplied POS and NPD still shows mid-teen declines, really driven by the category we call Barbie® Forever, which tends to be some of the older products. They are new, but it is not tied to the “worlds”. We still have a lot of work to do on Barbie® and the competitive environment will continue to be challenging. With competition particularly this fall like Dora the Explorer™, which is a Mattel property, Disney Princesses, which is Mattel, the Baby Bratz line and Hasbro’s My Little Pony.

In fact if you look, Sean, across our broader girls portfolio, that is including Barbie® and Polly Pocket!™ and Disney Princesses and American Girl®, among others, we’re growing mid-single digits on a year-to-date basis which supports our strategy to broaden the portfolio and be less reliant on any single brand. That said, we love all of our children and we want them all to grow, including Barbie®. So we need to continue working on regaining relevance with girls, rebuilding market share and restoring retailer confidence. Barbie® is still the #1 brand of anything girls. In fact, Barbie® is still the #1 brand in stores this year despite the success of things like Star Wars and Batman™. So it continues to be an important sizable business for us. Parts of it are working, but parts of it need more work.

Sean McGowan, Harris Nesbitt - Analyst

Great. Thanks, and Kevin, just one quick question on the status of the buy back and where we are on that and what can we expect? Thanks.

Kevin Farr, Mattel, Inc. - CFO

Okay. I think over the past two years we’ve repurchased over 40 million shares for nearly $740 million representing 9% of our shares at an average price of $18.25. I think in the quarter and year-to-date 2005 we’ve purchased 12.9 million shares for $236.5 million at an average rate of $18.30.

Sean McGowan, Harris Nesbitt - Analyst

So you’ve still got a little further to go, then.

Kevin Farr, Mattel, Inc. - CFO

Yes, we have a $250.0 million authorization that was approved by the Board on March 22, 2005.

Sean McGowan, Harris Nesbitt - Analyst

Thank you.

Bob Eckert, Mattel, Inc. – Chairman & CEO

That, Sean, is almost fully depleted.

Sean McGowan, Harris Nesbitt - Analyst

Right. Okay. Thank you.

Operator

We’ll take our next question from Margaret Whitfield, Ryan Beck & Co.

Margaret Whitfield, Ryan Beck & Co. – Analyst

Good morning, everyone, and welcome back, Mike.

Mike Salop, Mattel – Treasurer and Sr. VP of External Affairs

Thanks, Margaret.

Margaret Whitfield, Ryan Beck & Co. - Analyst

Just curious, Bob, what the early read is on Batman™ and any early read on fall products such as The Magic of Pegasus?

Bob Eckert, Mattel, Inc. – Chairman & CEO

Batman™ has clearly done well all year for us, Margaret, in fact, ever since we’ve had the property. It was up double-digits at POS even before the movie hit and before the advertising hit. So with the advertising and the movie, we’re particularly encouraged by sales at retail. Our customers are pleased with Batman™, and we see a lot of action continuing on Batman™ throughout this fall and in fact into next year. Because we still have, once the movie is done and after it comes out on DVD, the cartoon show, and we have comic books. So even without a movie, Batman™ has historically been one of the top ten male-action properties, and this year I suspect it will come in second place behind Star Wars, but it’s done really well.

The Magic of Pegasus is only in a handful of stores right now. It has done well, but it is very early and again we’ll have a lot of competition this fall from DVD and movie-related themes. Disney Princesses will be very big behind the Cinderella launch. We, of course, support the dolls, and there will be other competition within DVDs for girls, but the early read on The Magic of Pegasus is encouraging. But it’s fairly early.

Margaret Whitfield, Ryan Beck & Co. - Analyst

I take it the gross margin trends we’ve seen this quarter, you’re not looking for any near-term relief and have you considered or are you thinking further about price increases for the ‘06 line?

Bob Eckert, Mattel, Inc. – Chairman & CEO

Well, as I have said before, Margaret, we’re really not priced to petroleum or oil-based at $50 to $60 a barrel, which is what it’s been running. Should the input costs continue, that is not only petroleum-based costs but labor and other costs, to be at the level they’re at today, we’ll have to do something about it next year.

Margaret Whitfield, Ryan Beck & Co. – Analyst

Okay. Thank you.

Bob Eckert, Mattel, Inc. – Chairman & CEO

Thanks, Margaret.

Operator

Once again, if you would to ask a question please press *1 on your telephone. We’ll take our next question from Tony Gikas, Piper Jaffray.

Tony Gikas, Piper Jaffray - Analyst

Good morning, guys. Could you be a little bit more specific on the increases to cost of labor and manufacturing portion of the business and how quickly can you transition away from some geographies to some new geographies to lower that cost? And then could you just clarify the amount of what’s left on the current $250.0 million buy back?

Bob Eckert, Mattel, Inc. – Chairman & CEO

Let me start, Tony, with the transition geographically. It would take a long time to transition out of one country into another, and I will remind you that 80% of the world’s toys are manufactured outside of the U.S. and in fact in Asia and specifically, I think it’s 70% or 80% in China. I suspect that Chinese production will continue to be very high in the toy business and we’re not looking to make short-term moves out of China. Now, we do have other facilities in which we self-manufacture in Indonesia and Thailand, Mexico and in other countries, but I suspect that the entire industry will be in China for at least the mid-term.

Kevin Farr, Mattel, Inc. - CFO

And then looking at margins, Tony, coming into the year we expected the gross margin to be under pressure as we faced cost pressures for raw materials, transportation, and as we continue to invest in our brands and regain sales momentum. There are a lot of moving parts in second quarter margin. We don’t want to get too detailed. But if you look at it, our price increase initiated in 2005 and the benefit of foreign exchange were not enough to offset external cost pressures, including higher raw materials and transportation costs. And additionally, margins were negatively impacted by lower margin products and higher royalty costs, and when you look at those cost headwinds, we expect them to continue throughout the year for things like oil and resins, and transportation costs.

And to partially absorb the increasing input costs, as we said earlier today, we instituted a modest price increase at the beginning of January, whether these increases are enough to fully offset the continued rise in oil prices and other labor costs remains to be seen, but I can tell you we’re not priced for oil in the $50s or higher for that matter. We’re going to continue to extend possible work on savings and procurement initiatives to help offset at least some of the pressure in gross margins, but there’s no assurance that we will be successful in offsetting these costs.

Then with respect to your other question with regard to how much is left with respect to the share repurchase authorization, the Board approved a $250.0 million authorization in March. We spent $236.5 million, so approximately $13.5 million more is available to spend under that authorization.

Tony Gikas, Piper Jaffray - Analyst

Just a quick follow-up on the labor. I thought we talked about at the analyst day two, three weeks ago that you were planning on and looking at some new geographies to move, to shift a little bit of manufacturing, of course, the majority of it will remain in China, is that a process that continues to be underway and how material is that?

Bob Eckert, Mattel, Inc. – Chairman & CEO

Yes, Tony, I would consider it a long-term prospect, however, and certainly near-term it would not be material.

Tony Gikas, Piper Jaffray - Analyst

Thanks, guys.

Bob Eckert, Mattel, Inc. – Chairman & CEO

Thanks, Tony.

Operator

We’ll take our next question from Linda Bolton-Weiser, Oppenheimer.

Linda Bolton-Weiser, Oppenheimer - Analyst

Thank you. Can you actually give us a quantification of what kind of pricing you did achieve in the quarter? And also can you comment as to whether the mix of the Barbie® business, dolls versus accessories, had any effect on the gross margin in the quarter?

Bob Eckert, Mattel, Inc. – Chairman & CEO

Well, I think, Linda, we talked about pricing going into this year being up about 3% or 4% across the line, and that is an average, but that’s a pretty good number on a worldwide basis and across most of the major brands. Regarding mix shift of Barbie®, it was not significant in this past quarter. The dolls are doing a little bit better than the accessories business, but that’s not a real key driver of the business overall right now.

Linda Bolton-Weiser, Oppenheimer - Analyst

Okay. Great. Thanks very much. I appreciate it.

Bob Eckert, Mattel, Inc. – Chairman & CEO

Thanks, Linda.

Operator

We’ll take our next question from John Taylor, Arcadia Investment Corporation.

John Taylor, Arcadia Investment Corporation - Analyst

Good morning and welcome back, Mike, from me, too.

Mike Salop, Mattel – Treasurer and Sr. VP of External Affairs

Thanks.

John Taylor, Arcadia Investment Corporation - Analyst

Could you talk a little bit about what your expectations are for the revenue mix by sort of gross category and I guess what I am going to drive at here is do you expect that royalty as a percent of revenue or having an impact on gross margins is going to change in the second half very much versus the first half? That’s the first thing. Second, I unfortunately wasn’t able to make your thing a couple of weeks ago. Could you give me a quick sketch of what you’ve got going on for the Potter movie coming out? Thank you.

Bob Eckert, Mattel, Inc. – Chairman & CEO

Hi, JT, it’s Bob. I tell you, Allison Eckert read Harry Potter™ 6 this weekend. So the preview on Harry Potter™ 6 was good. Movie 4 is coming out I think around Thanksgiving. We have a very limited line supporting Harry Potter™ 4, and broadly speaking, I think we’ll continue to see this year relatively higher revenues out of our royalty-related properties. Batman™ has done really well. Dora the Explorer™ is absolutely on fire, and even games like Scene It?® require a higher royalty than most other things. So, I wouldn’t want to get into specific projections, but I think I would characterize this year as being relatively higher on the royalty-related properties.

John Taylor, Arcadia Investment Corporation - Analyst

Okay. Thank you.

Bob Eckert, Mattel, Inc. – Chairman & CEO

Thanks, JT.

Operator

We’ll take our next question from Dean Gianoukos, JP Morgan.

Dean Gianoukos, JP Morgan - Analyst

Hi, I’m pretty much all set. Just one thing, were there any writedowns in the quarter on product affecting the margin or is it pretty much everything you mentioned?

Kevin Farr, Mattel, Inc. - CFO

It is pretty much what I mentioned. I think as I said, Dean, favorably impacted by the price increase and foreign exchange and then that was more than offset by costs, mix and royalties.

Dean Gianoukos, JP Morgan - Analyst

So you’re happy with inventory at retail overall?

Kevin Farr, Mattel, Inc. - CFO

Yes.

Dean Gianoukos, JP Morgan - Analyst

Okay, thanks.

Bob Eckert, Mattel, Inc. – Chairman & CEO

Yes, I think, Dean, just to follow-up on that, when we look at our shipments in and POS at retail supplied by our top customers, our calculation of retail inventories is that they are down right now on a low single-digit basis.

Dean Gianoukos, JP Morgan - Analyst

Great. Thank you.

Bob Eckert, Mattel, Inc. – Chairman & CEO

Thanks, Dean.

Operator

We’ll take our next question from Liz Osur, Citigroup.

Liz Osur, Citigroup – Analyst

Thank you. I just had two quick questions. First, I was hoping maybe you could break out the gross margin increase between what was license-related and what was just general cost-related?

Bob Eckert, Mattel, Inc. – Chairman & CEO

What’s your second question?

Liz Osur, Citigroup - Analyst

With respect to the Barbie® strategy, you commented earlier that part of the weakness came from Barbie® Forever and products that weren’t tied to “worlds”. Can you give us a sense maybe of what percentage of Barbie® sales relate to those “non-worlds” product and whether or not that will be going away over time? I was under the impression that most of the new product coming out this year was going to be linked to the “worlds”.

Bob Eckert, Mattel, Inc. – Chairman & CEO

Yes, we don’t get into a specific contribution of the line by segment but you are right. Most of the product today is related to “worlds”. Some of the “worlds” are doing well. Some of them like Cali Girl™ didn’t do as well this spring as it did last fall or as we had hoped for too, this fall. Generally speaking more and more of the line is shifting towards “worlds”, but we don’t get into the split of contribution by “world”.

Liz Osur, Citigroup – Analyst

And any comment on the gross margin and what we might attribute to the license properties versus general cost increases?

Kevin Farr, Mattel, Inc. - CFO

Again, we’re not going to get into that level of detail. I think we’ve indicated that input costs, royalties, and mix negatively impacted our gross margins.

Liz Osur, Citigroup – Analyst

Okay. Thanks, guys.

Kevin Farr, Mattel - CFO

Thanks, Liz.

Operator

We’ll take our next question from Tim Conder, AG Edwards.

Tim Conder, AG Edwards - Analyst

Thank you. Could you just remind us what your strategy is or philosophy is on hedging relative to the resin and transport costs and then along the same vein European pending regulations, just maybe give us an update of your thoughts there and how you’re going to deal with those relating to various chemicals and the plastics in toys that they’re trying to I guess restrain?

Bob Eckert, Mattel, Inc. – Chairman & CEO

Tim, this is Bob. Let me start with what’s going on in Europe as it relates to phthalates. We diligently monitor the safety of our products. I am proud to say that our toys are some of the safest and most rigorously tested children’s products in the world. We use only ingredients that are in compliance with the European regulations and the regulatory environment is changing. We’ve led the way in meeting and, in most cases, exceeding those standards. For example, I think it was back in 1999 that the EU banned the use of phthalates in all mouth toys designed for children under 36 months. We eliminated phthalates from all of our mouth toys and we’ve even shared our research for safe and reliable alternatives with the rest of the industry. So we’ve been participating with the current regulations, that temporary ban is being lifted, and there’s some other details that haven’t yet been totally defined going forward, but safety is really important to us and I know we’ll be compliant with whatever the final regulations turn out to be.

Kevin Farr, Mattel, Inc. - CFO

Tim, as you know, petroleum-based materials are key inputs in many of our products. We do not hedge oil, but the majority of our products we enter into supplier contracts and ocean freight contracts in advance that partially insulate us from increases in oil prices in the near-term. But if increases in oil prices are sustained, it is only a matter of time before price negotiations with our suppliers and freight carriers will be impacted and the increases will be passed on to us. And as I said, we didn’t price this year for oil in the $50’s or higher. So we’re seeing that impact in our results.

Tim Conder, AG Edwards - Analyst

Is there any remaining flexibility, say, in some of the shipments for the fourth quarter for additional pricing or not? Or would that have to really wait until you show the line for ‘06, you show the line in the fall and then you would see what type of pricing you get for ‘06?

Bob Eckert, Mattel, Inc. – Chairman & CEO

No, Tim, our prices are locked in for this year including in fall and we’ve begun shipping fall products and the prices are set. So the earliest we would change our prices is going into next year.

Tim Conder, AG Edwards - Analyst

At the fall meetings in New York?

Bob Eckert, Mattel, Inc. – Chairman & CEO

Well, I wouldn’t want to get into specific on what we would do when, but the line is priced for this year.

Tim Conder, AG Edwards - Analyst

Okay. Thank you.

Bob Eckert, Mattel, Inc. – Chairman & CEO

Thanks, Tim.

Operator

Mr. Eckert, there appears to be no further questions at this time. I would like to turn the call back over to you, sir.

Bob Eckert, Mattel, Inc. – Chairman & CEO

Thanks. Mike?

Mike Salop, Mattel – Treasurer and Sr. VP of External Affairs

Thanks Bob, thanks operator. I would like to thank everyone for joining us on the call today. There will be a replay of today’s call available beginning at 11:00 a.m. Eastern Time. The number for the replay is (719) 457-0820. The I.D. number for confirmation is 4559083. Thanks very much.

Operator

And this does conclude today’s conference call. At this time you may disconnect.

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